Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This management’s discussion and analysis (“MD&A”) covers the financial position as of March 31, 2024 and December 31, 2023 and the results of operations for the three months ended March 31, 2024 and 2023. Unless the context requires otherwise, when used in this MD&A, the terms “we”, “us”, “our”, or the “Company” means American National Group, LLC (“American National”), together with all of its subsidiaries.

In addition to historical information, this MD&A contains forward-looking statements. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. See “Forward-Looking Information” within this MD&A.

The information in this MD&A should be read in conjunction with the Unaudited Condensed Consolidated Financial Statements (“the financial statements”) prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as of March 31, 2024 and December 31, 2023 and for the three months ended March 31, 2024 and 2023, as well as the December 31, 2023 audited consolidated financial statements (“2023 financial statements”). Interim operating results for the three months ended March 31, 2024 are not necessarily indicative of the results expected for the entire year.

Overview of Our Business

Our Company offers a broad portfolio of insurance products, including individual and group life insurance, annuities, pension risk transfer (“PRT”), and property and casualty (“P&C”) insurance.

Operating Results and Financial Review

CONSOLIDATED RESULTS OF OPERATIONS

The following table summarizes the financial results of our business for the three months ended March 31, 2024 and 2023:

FOR THE THREE MONTHS ENDED MAR. 31 US$ MILLIONS	2024	2023
Net premiums	$1,145	$779
Other policy revenue	112	97
Net investment income	470	341
Net realized investment gains	2	(22)
(Increase) decrease in investment credit loss	1	(11)
Net gains (losses) on equity securities	(11)	(28)
Other income	8	11
Total revenues	1,727	1,167

Policyholder benefits and claims incurred	(1,084)	(651)
Change in fair value of market risk benefits	(19)	(14)
Interest credited to policyholders' account balances	(192)	(140)
Future policy benefit remeasurement losses	(2)	(39)
Commissions for acquiring and servicing policies	(130)	(180)
Other operating expenses	(187)	(178)
Change in deferred policy acquisition costs	27	48
Total benefits and expenses	(1,587)	(1,154)

Income before federal income tax and other items	140	13
Less: Income tax recovery (expense)	(29)	2
Income after federal income tax	$111	$15
Other components of net periodic pension benefit (costs), net of tax	3	(1)
Net income	114	14
Less: income attributable to non-controlling interests	1	5
Net income (loss) for the period attributable to American National	$113	$9

Comparison of three months ended March 31, 2024 and 2023

For the three months ended March 31, 2024, we reported net income of $114 million, compared to $14 million in the prior year quarter. The increase of $99 million is primarily due to growth in our PRT business, continued redeployment of capital into higher yielding investments, and favourable P&C results.

Net premiums were $1.1 billion for the three months ended March 31, 2024, compared to $779 million in the prior year quarter. The increase of $366 million is primarily due to the continued growth in our PRT business.

We recorded $470 million net investment income for the three months ended March 31, 2024, an increase of $129 million over the prior year quarter, which recognized income of $341 million. Net investment income is primarily comprised of interest and dividends earned on financial instruments, equity investments and other miscellaneous fee income. The increase from the prior year quarter was driven by the growth in our investment portfolio and the rotation into higher yielding investment strategies.

Investment related gains for the three months ended March 31, 2024 increased by $53 million, relative to the prior year quarter. The increase is primarily driven by mark-to-market movements on our investments and derivative assets.

Policyholder benefits and claims incurred represent reserves from new annuity business and claims incurred from our P&C business. Policyholder benefits and claims incurred for the three months ended March 31, 2024 increased by $433 million, relative to the prior year quarter. The increase was primarily driven by new premiums as our annuities platform continues to expand.

Change in fair value of market risk benefit represents the mark-to-market movements of our liability based on the protection to the policyholder from capital market risk. The loss of $19 million for the three months ended March 31, 2024 is primarily due to movements in interest rates used in the valuation of these liabilities.

Interest credited to policyholders’ account balances is driven by movements our investment contracts with customers, as well as amortization of deferred revenue. Interest credited to policyholders’ account balances increased by $52 million for the three months ended March 31, 2024 compared to the prior year quarter. The increase is driven by new business deposits and appreciation of the underlying indices related to index-linked products.

Commissions for acquiring and servicing policies represent any sales commission payments or incremental costs of obtaining the contract that are amortized over the contract term subsequent to initial capitalization. For the three months ended March 31, 2024, commissions decreased by $50 million compared to the prior year quarter, primarily driven by an increase in ceded commissions resulting from the Standard Life and Accident Insurance Company (“SLAICO”) transaction (see Note 1 in our 2023 financial statements for more details).

Other operating expenses increased by $9 million to $187 million for the three months ended March 31, 2024, compared to the prior year quarter. The increase was primarily driven by additional costs incurred to support the continued growth of our business.

CONSOLIDATED FINANCIAL POSITION

The following table summarizes the financial position as of March 31, 2024 and December 31, 2023:

AS OF US$ MILLIONS	March 31, 2024	December 31, 2023
Assets
Available-for-sale fixed maturity securities, at fair value	$14,198	$13,070
Equity securities, at fair value	1,426	1,404
Mortgage loans on real estate, at amortized cost	5,582	5,658
Policy loans	395	390
Real estate and real estate partnerships	3,554	3,611
Investment funds	1,769	1,592
Short-term investments	3,243	2,397
Other invested assets	161	121
Total investments	30,328	28,243
Cash and cash equivalents	2,244	3,192
Accrued investment income	239	196
Reinsurance recoverables	422	427
Prepaid reinsurance premiums	213	45
Premiums due and other receivables	492	484
Deferred policy acquisition costs	972	944
Market risk benefit	25	34
Property and equipment	170	168
Deferred tax asset	252	291
Current tax receivable	101	98
Prepaid pension	254	248
Other assets	221	205
Goodwill	121	121
Separate account assets	1,285	1,189
Total assets	$37,339	$35,885

Liabilities
Future policy benefits	6,684	6,108
Policyholders’ account balances	17,588	17,177
Policy and contract claims	1,854	1,870
Market risk benefits	55	34
Unearned premium reserve	1,147	1,139
Other policyholder funds	339	335
Liability for retirement benefits	18	26
Long-term debt	1,494	1,493
Notes payable	185	174
Other liabilities	623	441
Separate account liabilities	1,285	1,189
Total liabilities	$31,272	$29,986

Equity
American National member's equity	6,014	5,901
Accumulated other comprehensive loss	(59)	(109)
Non-controlling interests	112	107
Total equity	$6,067	$5,899
Total liabilities and equity	$37,339	$35,885

Comparison as of March 31, 2024 and December 31, 2023

Total assets increased by $1.5 billion during the quarter to $37.3 billion, primarily driven by capital deployment from annuity sales during the quarter, including new PRT deals.

Cash and cash equivalents decreased by $948 million from December 31, 2023 to March 31, 2024 primarily driven by the redeployment of cash and cash equivalents into short-term investments and available-for-sale fixed maturity securities.

Total investments increased by $2.1 billion from December 31, 2023 to March 31, 2024, primarily driven by capital deployed from new business wins, coupled with redeployment of cash and cash equivalents into short-term investments and available-for-sale fixed maturity securities.

Reinsurance recoverables are estimated amounts due to the Company from reinsurers or cedants, related to paid and unpaid ceded benefits, claims and expenses and are presented net of reserves for collectability. The balance remained consistent from December 31, 2023 to March 31, 2024 with new business cessions being offset by reinsurance settlements.

Prepaid reinsurance premiums represent a portion of unearned premiums ceded to reinsurers. The increase of $168 million from December 31, 2023 to March 31, 2024 is primarily driven by the Specialty Markets Group reinsurance treaty executed during the quarter.

Deferred policy acquisition costs (“DAC”) are capitalized costs directly related to writing new policyholder contracts and include the value of business acquired (“VOBA”) intangible assets. The balance increased by $28 million from December 31, 2023 to March 31, 2024 as DAC additions arising from new business wins were largely offset by the amortization of DAC and VOBA.

Market risk benefits assets decreased by $9 million and market risk benefit liability increased by $21 million from December 31, 2023 to March 31, 2024, primarily due to movements in interest rates used in the valuation of these assets and liabilities.

Separate account assets and liabilities both increased by $96 million from December 31, 2023 to March 31, 2024, principally due to net realized gains in underlying assets.

Future policy benefits and policyholders’ account balances increased by $986 million from December 31, 2023 to March 31, 2024, primarily driven by new premiums and interest sensitive contract benefits as the PRT and annuities businesses continue to expand.

Other liabilities increased by $182 million from December 31, 2023 to March 31, 2024, primarily due to higher annuity sales in the latter months of the quarter held in policyholder suspense accounts coupled with higher reinsurance payables from the Specialty Markets Group reinsurance treaty.

Segment Review

The Company’s operations are organized into three operating segments: Life, Annuity, and P&C.

We measure operating performance primarily using income before federal income tax and other items.

Refer to the “Line of Business” for further details on our segments.

Life

The following table presents income before federal income tax and other items of our Life segment for the three months ended March 31, 2024 and 2023:

FOR THE THREE MONTHS ENDED MAR. 31 US$ THOUSANDS	2024	2023
Income before federal income tax and other items	$32,029	$(307)

Annuity

The following table presents income before federal income tax and other items of our Annuity segment for the three months ended March 31, 2024 and 2023:

FOR THE THREE MONTHS ENDED MAR. 31 US$ THOUSANDS	2024	2023
Income before federal income tax and other items	$43,230	$(52,874)

P&C

The following table presents income before federal income tax and other items of our P&C segment for the three months ended March 31, 2024 and 2023:

FOR THE THREE MONTHS ENDED MAR. 31 US$ THOUSANDS	2024	2023
Income before federal income tax and other items	$47,819	$2,064

Capital and Liquidity

The primary use of cash has been and is expected to continue to be payment of policyholder benefits and claims incurred. Current and expected patterns of claim frequency and severity may change from period to period but continue to be within historical norms. Management considers our liquidity position to be sufficient to meet our present requirements for the foreseeable future.

Funds received as premium payments and deposits that are not used for liquidity requirements are invested. Funds are invested with the intent that income from the investments and proceeds from the maturities will meet our ongoing cash flow needs. We historically have not had to liquidate invested assets in order to cover cash flow needs.

Lines of Business

American National offers life insurance, annuities, credit insurance, pension products and P&C insurance for personal lines, agribusiness and certain commercial exposures. Our primary insurance products and coverages are as follows:

Life Insurance

Whole Life – Whole life products provide a guaranteed benefit upon the death of the insured in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the entire life of the contract, to a specified age or a fixed number of years, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes some policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits or cash values available upon surrender, or reduce the premiums required to maintain the contract in-force.

Universal Life – Universal life insurance products provide coverage through a contract that gives the policyholder flexibility in premium payments and coverage amounts. Universal life products may allow the policyholder, within certain limits, to increase or decrease the amount of death benefit coverage over the term of the contract and to adjust the frequency and amount of premium payments. Universal life products are interest rate sensitive, and we determine the interest crediting rates during the contract period, subject to policy specific minimums. An equity-indexed universal life product is credited with interest using a return that is based, in part, on changes in an index, such as the Standard & Poor’s 500 Index (“S&P 500”), subject to a specified minimum.

Variable Universal Life – Variable universal life products provide insurance coverage on a similar basis as universal life, except that the policyholder bears the investment risk because the value of the policyholder’s account balance varies with the investment experience of the securities selected by the policyholder held in the separate account.

Credit Life Insurance – Credit life insurance products are sold in connection with a loan or other credit account. Credit life insurance products are designed to pay the lender the borrower’s remaining debt on a loan or credit account if the borrower dies during the coverage period.

Annuities

Deferred Annuities – A deferred annuity is an asset accumulation product. Deposits are received as a single premium deferred annuity or in a series of payments for a flexible premium deferred annuity. Deposits are credited with interest at our determined rates subject to policy minimums. For certain limited periods of time, usually from one to ten years, interest rates are guaranteed not to change. Deferred annuities usually have surrender charges that begin at issue and reduce over time and may have market value adjustments that can increase or decrease any surrender value. An equity-indexed deferred annuity is credited with interest using a return that is based, in part, on changes in an index, such as the S&P 500, subject to a specified minimum.

Single Premium Immediate Annuities – A single premium immediate annuity (“SPIA”) is purchased with one premium payment, providing periodic (usually monthly or annual) payments to the annuitant for a specified period, such as for the remainder of the annuitant’s life. Return of the original deposit may or may not be guaranteed, depending on the terms of the annuity contract.

Variable Annuities – With a variable annuity, the policyholder bears the investment risk because the value of the policyholder’s account balance varies with the investment experience of the separate account investment options selected by the policyholder. Our variable annuity products have no guaranteed minimum withdrawal benefits. This product accounts for less than 1% of our annuity business.

Pension Risk Transfer – PRT is the transfer by a corporate sponsor of the risks, or some of the risks, associated with the sponsorship and administration of a pension plan, in particular, investment risk and longevity risk. Longevity risk represents the risk of an increase in life expectancy of plan beneficiaries. These risks can be transferred either to an insurer like us through a group annuity transaction, or to an individual through a lump-sum settlement payment. PRT using insurance typically involves a single premium group annuity contract that is issued to a pension plan by an insurer, permitting the corporate pension plan sponsor to discharge certain pension plan liabilities from its balance sheet.

A PRT insurance transaction may be structured as either a buy-out annuity or a buy-in annuity. Under a buy-out annuity, a direct insurer enters into a group annuity contract with the plan sponsor and assumes the liability to fund, administer and pay benefits covered under the contract directly to the individual pension plan members covered under the contract. Under a buy-in annuity, the insurer enters into a group annuity contract with the plan sponsor and is liable to fund and pay the benefits covered under the contract to the pension plan fund, with the plan sponsor retaining the liability to administer and pay pension benefits to plan members. In both cases, the insurer assumes the investment and longevity risks. In the U.S., a PRT insurance transaction may further be structured as either a general account annuity or a separate account annuity. A separate account annuity offers an added layer of protection and security to the annuitants as the assets supporting the pension liabilities are held in a separate account, insulated from an insurer’s general account. Under GAAP, buy-out and buy-in annuities are accounted for without distinguishing one another, and separate account annuities are treated as general account products.

Property and Casualty

Personal Lines – Personal lines include insurance policies sold to individuals for auto, homeowners, and other similar exposures. Auto insurance covers specific risks involved in owning and operating an automobile. Homeowner insurance provides coverage that protects the insured owner’s property against loss from perils. Other personal insurance provides coverage for property such as boats, motorcycles and recreational vehicles, and umbrella protection coverage.

Commercial Lines – Commercial lines are primarily focused on providing insurance to agricultural related operations and small to midsize businesses. This includes property and casualty coverage tailored for a farm, ranch, or other agricultural-related businesses. Commercial auto insurance is typically issued in conjunction with the sale of our policies covering farms, ranches, and businesses and covers specific risks involved in owning and operating motor vehicles. Business owners' property and liability insurance, workers' compensation insurance, and other commercial insurance encompassing umbrella protection coverage and other liability coverages, are also offered.

Specialty Markets – Specialty Markets products include renters, mortgage security, aviation, private flood, and credit insurance. Credit insurance provides protection to borrowers and the creditors that extend credit to them against unpaid indebtedness as a result of death, disability, involuntary unemployment, or untimely loss to the collateral securing a personal or mortgage loan.

•	Collateral or Creditor Protection Insurance (“CPI”). CPI provides insurance against loss, expense to recover, or damage to personal property pledged as collateral (typically automobiles and homes) resulting from fire, burglary, collision, or other loss occurrence that would either impair a creditor’s interest or adversely affect the value of the collateral. The coverage is purchased from us by the lender according to the terms of the credit obligation and charged to the borrower by the lender when the borrower fails to provide the required insurance.

•	Guaranteed Auto Protection or Guaranteed Asset Protection (“GAP”). GAP insures the excess outstanding indebtedness over the primary property insurance benefits that may occur when there is a total loss to or an unrecovered theft of the collateral. GAP can be written on a variety of assets that are used as collateral to secure credit; however, it is most commonly written on automobiles.

Industry Trends and Factors Affecting Our Performance

As an insurance business, we are affected by numerous factors, including global economic and financial market conditions. Price fluctuations within equity, credit, commodity and foreign exchange markets, as well as interest rates, which may be volatile and mixed across geographies, can significantly impact the performance of our business. We also monitor factors such as consumer spending, business investment, the volatility of capital markets, interest rates, unemployment and the risk of inflation or deflation, which affect the business and economic environment and, in turn, impact the demand for the type of financial and insurance products offered by our business.

Critical Accounting Estimates

The preparation of the financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimate is revised if the revision affects only that year or in the year of the revision and future years if the revision affects both current and future years. Refer to “Industry Trends and Critical Accounting Estimates” section included within the 2023 MD&A.

Forward-Looking Information

In addition to historical information, this MD&A contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information may relate to the Company’s outlook and anticipated events or results and may include information regarding the financial position, business strategy, growth strategy, budgets, operations, financial results, taxes, dividends, distributions, plans and objectives of the Company. Particularly, information regarding future results, performance, achievements, prospects or opportunities of the Company or the Canadian, U.S. or international markets is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

We caution that the factors that could cause our actual results to vary from our forward-looking statements described in this MD&A are not exhaustive. The forward-looking statements represent our views as of the date of this MD&A and should not be relied upon as representing our views as of any date subsequent to the date of this MD&A. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This management’s discussion and analysis (“MD&A”) covers the financial position as of December 31, 2023 and 2022 and the results of operations for the years ended December 31, 2023, 2022 and 2021. Unless the context requires otherwise, when used in this MD&A, the terms “we”, “us”, “our”, or the “Company” means American National Group, LLC (“American National”), together with all of its subsidiaries.

In addition to historical information, this MD&A contains forward-looking statements. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. See “Forward-Looking Information” within this MD&A.

The information in this MD&A should be read in conjunction with the Consolidated Financial Statements (“the financial statements”) prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021.

Overview of Our Business

Our Company offers a broad portfolio of insurance products, including individual and group life insurance, annuities, pension risk transfer (“PRT”), and property and casualty (“P&C”) insurance.

Operating Results and Financial Review

CONSOLIDATED RESULTS OF OPERATIONS

The following tables summarize the financial results of our business for the years ended December 31, 2023, 2022 and 2021:

	Successor
US$ MILLIONS	Year ended December 31, 2023	Period from May 25, 2022 through December 31, 2022
Net premiums	$3,522	$1,453
Other policy revenue	414	226
Net investment income	1,501	663
Net realized investment gains (loss)	(73)	(23)
(Increase) decrease in investment credit loss	(27)	(65)
Net gains (losses) on equity securities	97	49
Other income	83	24
Total revenues	5,517	2,327

Policyholder benefits and claims incurred	(3,261)	(1,188)
Change in fair value of market risk benefits	69	102
Interest credited to policyholders' account balances	(628)	(156)
Future policy benefit remeasurement losses	(28)	(1)
Commissions for acquiring and servicing policies	(743)	(413)
Other operating expenses	(739)	(398)
Change in deferred policy acquisition costs	249	122
Total benefits and expenses	(5,081)	(1,932)

Income before federal income tax and other items	436	395
Less: Income tax recovery (expense)	(47)	(73)
Income after federal income tax	$389	$322
Other components of net periodic pension benefit (costs), net of tax	8	4
Net income	397	326
Less: income attributable to non-controlling interests	5	2
Net income (loss) for the period attributable to American National	$392	$324

For the year ended December 31, 2023 vs. Period from May 25, 2022 through December 31, 2022

For the year ended December 31, 2023, we reported net income of $397 million, compared to net income of $326 million in the prior year successor period. The increase of $71 million is primarily driven by higher revenues from comparing full year results to partial prior year successor comparatives.

Net premiums and other policy revenue were $3.9 billion in 2023, compared to $1.7 billion in 2022. The increase of $2.2 billion is primarily driven by comparing full year results to partial prior year successor comparatives coupled with contributions from our institutional annuity platform.

Net investment income increased by $838 million for the year ended December 31, 2023, relative to the prior year. Net investment income is comprised of interest and dividends received on financial instruments, equity investments and other miscellaneous fee income. The increase in 2023 was driven by comparing full year results to partial prior year successor comparatives coupled with the growth in our investment portfolio and the continued rotation into higher yielding investment strategies.

Net realized investment losses in 2023 increased by $50 million relative to the prior year. The realized losses were vastly related to disposals of available-for-sale fixed maturity securities, due to strategies to reposition the fixed maturity security portfolio that result in improved net investment income, credit risk or duration profiles as they pertain to our asset liability management.

Net gains on equity securities increased by $48 million in 2023, relative to 2022. This increase is primarily due to the underlying performance of financial markets, resulting in larger value appreciation on equity securities holdings.

Other income increased by $59 million for the year ended December 31, 2023, relative to the prior year. The increase is primarily driven by the gain on sale of Standard Life and Accident Insurance Company to Core Specialty Insurance Holdings, Inc.

Policyholder benefits and claims incurred represent reserves from new annuity business and claims incurred from our P&C business. Interest credited to policyholders’ account balances represent interest credited to policyholders’ account balances from our investment contracts with customers, as well as amortization of deferred revenue. Policyholder benefits and claims incurred and Interest credited to policyholders’ account balances increased by $2.1 billion and $472 million, respectively, relative to 2022 primarily driven by new premiums and interest sensitive contract benefits as our annuities platform continues to expand.

Change in fair value of market risk benefit (“MRB”) represents the mark-to-market movements of our liability based on protection to the policyholder from capital market risk. The loss of $33 million in the current year is primarily due to movements in interest rates used in the valuation of these liabilities.

Commissions for acquiring and servicing policies represent any sales commission payments or incremental costs of obtaining the contract that are amortized over the contract term subsequent to initial capitalization. During the year, the amount increased by $330 million, driven mainly by comparing full year results to partial prior year successor comparatives coupled with higher annuity and P&C premiums sales.

Other operating expenses were $739 million in the year of 2023, compared to $398 million in the prior year, an increase of $341 million. This increase is primarily driven by comparing full year results to partial prior year successor comparatives coupled with increased borrowing costs arising from the acquisition of the Company by Brookfield Reinsurance Ltd. (“Brookfield Reinsurance”) and additional costs incurred to support the continued growth of our business.

Change in deferred policy acquisition costs (“DAC”) is comprised of the amortization of DAC and value of business acquired (“VOBA”), which arose upon the acquisition by Brookfield Reinsurance, offset by the capitalization of asset balances when new business is written. In 2023, capitalizations from new business outpaced amortization, resulting in an increase in changes in DAC of $127 million, compared to the prior year.

	Predecessor
US$ MILLIONS	Period from January 1, 2022 through May 24, 2022	Year ended December 31, 2021
Net premiums	$979	$2,300
Other policy revenue	159	360
Net investment income	385	1,172
Net realized investment gains (loss)	21	65
(Increase) decrease in investment credit loss	(15)	29
Net gains (losses) on equity securities	(13)	420
Other income	19	46
Total revenues	1,535	4,392

Policyholder benefits and claims incurred	(831)	(1,948)
Change in fair value of market risk benefits	–	–
Interest credited to policyholders' account balances	(53)	(449)
Future policy benefit remeasurement losses	–	–
Commissions for acquiring and servicing policies	(264)	(640)
Other operating expenses	(260)	(572)
Change in deferred policy acquisition costs	41	80
Total benefits and expenses	(1,367)	(3,529)

Income before federal income tax and other items	168	863
Less: Income tax recovery (expense)	(33)	(167)
Income after federal income tax	$135	$696
Other components of net periodic pension benefit (costs), net of tax	(2)	4
Net income	133	700
Less: income attributable to non-controlling interests	2	1
Net income (loss) for the period attributable to American National	$131	$699

Period from January 1, 2022 through May 24, 2022 vs. For the year ended December 31, 2021

For the predecessor period ended May 24, 2022, we reported net income of $133 million, compared to $700 million in the prior year.

Net premiums and other policy revenue of $1.1 billion decreased by $1.5 billion for the predecessor period ended May 24, 2022, relative to 2021. The decrease was primarily driven comparing partial year predecessor results to a full year prior period.

Net investment income decreased by $787 million for the predecessor period ended May 24, 2022, relative to 2021. The decrease is primarily driven by comparing partial year predecessor results to a full year prior period coupled with mark-to-market movements on our equity-indexed options. The company began rotating investments into higher yielding investment strategies during the year.

The Company recorded a net realized investment gain of $21 million in 2022, compared to a $65 million gain in 2021. The realized gains related to disposals of available-for-sale fixed maturity securities as part of rotating our investments into higher yielding investment strategies during the year.

In 2022, increases in investment credit losses increased by $44 million, relative to the prior year. This is driven by macroeconomic trends and market performance related to commercial real estate.

The Company recorded net losses on equity securities of $13 million in 2022 compared to $420 million gain in 2021. The decrease is primarily due to the underlying performance of financial markets coupled with comparing partial year predecessor results to a full year prior period.

Policyholder benefits and claims incurred decreased by $1.1 billion for the predecessor period ended May 24, 2022, relative to 2021. The decrease is primarily driven by comparing partial year predecessor results to a full year prior period.

Commissions for acquiring and servicing policies and other operating expenses decreased relative to the prior year period by $376 million and $312 million, respectively, due to comparing partial year predecessor results to a full year prior period.

The change in DAC decreased by $39 mllion compared to 2021. The decrease was driven by comparing partial year predecessor results to a full year prior period.

CONSOLIDATED FINANCIAL POSITION

The following table summarizes the financial position as of December 31, 2023 and 2022:

AS OF DEC. 31 US$ MILLIONS	2023	2022
Assets
Available-for-sale fixed maturity securities, at fair value	$13,070	$13,514
Equity securities, at fair value	1,404	428
Mortgage loans on real estate, at amortized cost	5,658	5,546
Policy loans	390	374
Real estate and real estate partnerships	3,611	1,036
Investment funds	1,592	1,226
Short-term investments	2,397	1,837
Other invested assets	121	198
Total investments	28,243	24,159
Cash and cash equivalents	3,192	1,389
Accrued investment income	196	289
Reinsurance recoverables	427	445
Prepaid reinsurance premiums	45	47
Premiums due and other receivables	484	436
Deferred policy acquisition costs	944	699
Market risk benefit	34	10
Property and equipment	168	151
Deferred tax asset	291	439
Current tax receivable	98	22
Prepaid pension	248	159
Other assets	205	133
Goodwill	121	121
Separate account assets	1,189	1,045
Total assets	$35,885	$29,544

Liabilities
Future policy benefits	6,108	4,861
Policyholders’ account balances	17,177	14,310
Policy and contract claims	1,870	1,786
Market risk benefits	34	54
Unearned premium reserve	1,139	1,086
Other policyholder funds	335	322
Liability for retirement benefits	26	67
Long-term debt	1,493	1,503
Notes payable	174	151
Other liabilities	441	604
Separate account liabilities	1,189	1,045
Total liabilities	$29,986	$25,789

Equity
American National member's equity	5,901	4,129
Accumulated other comprehensive loss	(109)	(448)
Non-controlling interests	107	74
Total equity	$5,899	$3,755
Total liabilities and equity	$35,885	$29,544

December 31, 2023 vs. 2022

Total assets increased by $6.3 billion during the year to $35.9 billion, primarily driven by approximately $6 billion of additional annuity sales across our retail and newly launched institutional platform.

Total investments increased by $4.1 billion during the year to $28.2 billion, primarily driven by capital deployed from new business wins.

DAC are capitalized costs directly related to writing new policyholder contracts and include the VOBA intangible assets. The balance increased by $245 million during the year to $944 million primarily driven by DAC additions arising from new business offset by the amortization of DAC and VOBA.

MRB assets increased by $24 million and MRB liability decreased by $20 million during the year to $34 million and $34 million respectively. Movements in MRB related to interest rate volatility.

Separate account assets and liabilities both increased by $144 million year over year, mainly due to net realized gains of underlying assets of $170 million and policyholder deposits of $77 million, partially offset by $117 million of policyholder benefits and withdrawals.

Future policy benefits and policyholders’ account balances increased by $4.1 billion during the year to $6.1 billion and $17.1 billion respectively, primarily driven by new premiums and interest sensitive contract benefits as our annuities platform continues to expand.

Segment Review

The Company’s operations are organized into three operating segments: Life, Annuity, and P&C. We measure operating performance primarily using income before federal income tax and other items. Refer to the “Line of Business” for further details on our segments.

Life

The following table presents income before federal income tax and other items of our Life segment for the years ended December 31, 2023, 2022 and 2021:

	Successor		Predecessor
US$ THOUSANDS	Year ended December 31, 2023	Period from May 25, 2022 through December 31, 2022	Period from January 1, 2022 through May 24, 2022	Year ended December 31, 2021
Income before federal income tax and other items	$158,039	$5,235	$(26,328)	$7,252

Annuity

The following table presents income before federal income tax and other items of our Annuity segment for the years ended December 31, 2023, 2022 and 2021:

	Successor		Predecessor
US$ THOUSANDS	Year ended December 31, 2023	Period from May 25, 2022 through December 31, 2022	Period from January 1, 2022 through May 24, 2022	Year ended December 31, 2021
Income before federal income tax and other items	$264,828	$316,745	$119,723	$87,232

Property & Casualty

The following table presents income before federal income tax and other items of our P&C segment for the years ended December 31, 2023, 2022 and 2021:

	Successor		Predecessor
US$ THOUSANDS	Year ended December 31, 2023	Period from May 25, 2022 through December 31, 2022	Period from January 1, 2022 through May 24, 2022	Year ended December 31, 2021
Income before federal income tax and other items	$41,296	$75,645	$62,320	$125,152

Capital and Liquidity

The primary use of cash has been and is expected to continue to be payment of policyholder benefits and claims incurred. Current and expected patterns of claim frequency and severity may change from period to period but continue to be within historical norms. Management considers our liquidity position to be sufficient to meet our present requirements for the foreseeable future.

Funds received as premium payments and deposits that are not used for liquidity requirements are invested. Funds are invested with the intent that income from the investments and proceeds from the maturities will meet our ongoing cash flow needs. We historically have not had to liquidate invested assets in order to cover cash flow needs.

Lines of Business

American National offers life insurance, annuities, credit insurance, pension products and P&C insurance for personal lines, agribusiness and certain commercial exposures. Our primary insurance products and coverages are as follows:

Life Insurance

Whole Life – Whole life products provide a guaranteed benefit upon the death of the insured in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the entire life of the contract, to a specified age or a fixed number of years, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes some policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits or cash values available upon surrender, or reduce the premiums required to maintain the contract in-force.

Universal Life – Universal life insurance products provide coverage through a contract that gives the policyholder flexibility in premium payments and coverage amounts. Universal life products may allow the policyholder, within certain limits, to increase or decrease the amount of death benefit coverage over the term of the contract and to adjust the frequency and amount of premium payments. Universal life products are interest rate sensitive, and we determine the interest crediting rates during the contract period, subject to policy specific minimums. An equity-indexed universal life product is credited with interest using a return that is based, in part, on changes in an index, such as the Standard & Poor’s 500 Index (“S&P 500”), subject to a specified minimum.

Variable Universal Life – Variable universal life products provide insurance coverage on a similar basis as universal life, except that the policyholder bears the investment risk because the value of the policyholder’s account balance varies with the investment experience of the securities selected by the policyholder held in the separate account.

Credit Life Insurance – Credit life insurance products are sold in connection with a loan or other credit account. Credit life insurance products are designed to pay the lender the borrower’s remaining debt on a loan or credit account if the borrower dies during the coverage period.

Annuities

Deferred Annuities – A deferred annuity is an asset accumulation product. Deposits are received as a single premium deferred annuity or in a series of payments for a flexible premium deferred annuity. Deposits are credited with interest at our determined rates subject to policy minimums. For certain limited periods of time, usually from one to ten years, interest rates are guaranteed not to change. Deferred annuities usually have surrender charges that begin at issue and reduce over time and may have market value adjustments that can increase or decrease any surrender value. An equity-indexed deferred annuity is credited with interest using a return that is based, in part, on changes in an index, such as the S&P 500, subject to a specified minimum.

Single Premium Immediate Annuities – A single premium immediate annuity (“SPIA”) is purchased with one premium payment, providing periodic (usually monthly or annual) payments to the annuitant for a specified period, such as for the remainder of the annuitant’s life. Return of the original deposit may or may not be guaranteed, depending on the terms of the annuity contract.

Variable Annuities – With a variable annuity, the policyholder bears the investment risk because the value of the policyholder’s account balance varies with the investment experience of the separate account investment options selected by the policyholder. Our variable annuity products have no guaranteed minimum withdrawal benefits. This product accounts for less than 1% of our annuity business.

Pension Risk Transfer – PRT is the transfer by a corporate sponsor of the risks, or some of the risks, associated with the sponsorship and administration of a pension plan, in particular, investment risk and longevity risk. Longevity risk represents the risk of an increase in life expectancy of plan beneficiaries. These risks can be transferred either to an insurer like us through a group annuity transaction, or to an individual through a lump-sum settlement payment. PRT using insurance typically involves a single premium group annuity contract that is issued to a pension plan by an insurer, permitting the corporate pension plan sponsor to discharge certain pension plan liabilities from its balance sheet.

A PRT insurance transaction may be structured as either a buy-out annuity or a buy-in annuity. Under a buy-out annuity, a direct insurer enters into a group annuity contract with the plan sponsor and assumes the liability to fund, administer and pay benefits covered under the contract directly to the individual pension plan members covered under the contract. Under a buy-in annuity, the insurer enters into a group annuity contract with the plan sponsor and is liable to fund and pay the benefits covered under the contract to the pension plan fund, with the plan sponsor retaining the liability to administer and pay pension benefits to plan members. In both cases, the insurer assumes the investment and longevity risks. In the U.S., a PRT insurance transaction may further be structured as either a general account annuity or a separate account annuity. A separate account annuity offers an added layer of protection and security to the annuitants as the assets supporting the pension liabilities are held in a separate account, insulated from an insurer’s general account. Under GAAP, buy-out and buy-in annuities are accounted for without distinguishing one another, and separate account annuities are treated as general account products.

Property and Casualty

Personal Lines – Personal lines include insurance policies sold to individuals for auto, homeowners, and other similar exposures. Auto insurance covers specific risks involved in owning and operating an automobile. Homeowner insurance provides coverage that protects the insured owner’s property against loss from perils. Other personal insurance provides coverage for property such as boats, motorcycles and recreational vehicles, and umbrella protection coverage.

Commercial Lines – Commercial lines are primarily focused on providing insurance to agricultural related operations and small to midsize businesses. This includes property and casualty coverage tailored for a farm, ranch, or other agricultural-related businesses. Commercial auto insurance is typically issued in conjunction with the sale of our policies covering farms, ranches, and businesses and covers specific risks involved in owning and operating motor vehicles. Business owners' property and liability insurance, workers' compensation insurance, and other commercial insurance encompassing umbrella protection coverage and other liability coverages, are also offered.

Specialty Markets – Specialty Markets products include renters, mortgage security, aviation, private flood, and credit insurance. Credit insurance provides protection to borrowers and the creditors that extend credit to them against unpaid indebtedness as a result of death, disability, involuntary unemployment, or untimely loss to the collateral securing a personal or mortgage loan.

•	Collateral or Creditor Protection Insurance (“CPI”). CPI provides insurance against loss, expense to recover, or damage to personal property pledged as collateral (typically automobiles and homes) resulting from fire, burglary, collision, or other loss occurrence that would either impair a creditor’s interest or adversely affect the value of the collateral. The coverage is purchased from us by the lender according to the terms of the credit obligation and charged to the borrower by the lender when the borrower fails to provide the required insurance.

•	Guaranteed Auto Protection or Guaranteed Asset Protection (“GAP”). GAP insures the excess outstanding indebtedness over the primary property insurance benefits that may occur when there is a total loss to or an unrecovered theft of the collateral. GAP can be written on a variety of assets that are used as collateral to secure credit; however, it is most commonly written on automobiles.

Industry Trends and Factors Affecting Our Performance

As an insurance business, we are affected by numerous factors, including global economic and financial market conditions. Price fluctuations within equity, credit, commodity and foreign exchange markets, as well as interest rates, which may be volatile and mixed across geographies, can significantly impact the performance of our business. We also monitor factors such as consumer spending, business investment, the volatility of capital markets, interest rates, unemployment and the risk of inflation or deflation, which affect the business and economic environment and, in turn, impact the demand for the type of financial and insurance products offered by our business.

Critical Accounting Estimates

The preparation of the financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimate is revised if the revision affects only that year or in the year of the revision and future years if the revision affects both current and future years.

Critical judgments made by management and used in preparing the financial statements, are summarized below:

Credit loss allowances and impairments

Available-for-sale fixed maturity securities

For available-for-sale fixed maturity securities in an unrealized loss position, if the Company does not intend to sell the security or will not be required to sell the securities before recovery of its amortized cost basis, the Company evaluates whether the decline in fair value has resulted from credit loss or market factors.

In making this assessment, management first calculates the extent to which fair value is less than amortized cost, consider any changes to the rating of the security by a rating agency, and any specific conditions related to the security. If this qualitative assessment indicates that a credit loss may exist, the present value of projected future cash flows expected to be collected is compared to the amortized cost basis of the security. The net present value of the expected cash flows is calculated by discounting management’s best estimate of expected cash flows at the effective interest rate implicit in the available-for-sale fixed maturity security when acquired.

If the present value of expected cash flows is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded through income limited to the amount fair value is less than amortized cost. If the fair value is less than the net present value of its expected cash flows at the impairment measurement date, a non-credit loss exists which is recorded in other comprehensive income (loss) for the difference between the fair value and the net present value of the expected cash flows.

Expected credit losses

The Company records an allowance for credit loss in earnings within “(Increase) decrease in investment credit loss” in an amount that represents the portion of the amortized cost basis of mortgage and private loans that the Company does not expect to collect, resulting in the loans being presented at the net amount expected to be collected. In determining the Company’s credit loss allowances, management applies significant judgment to estimate expected lifetime credit loss, including: (i) pooling loans that share similar risk characteristics, (ii) considering expected lifetime credit loss over the contractual term of its loans adjusted for expected prepayments and any extensions, and (iii) considering past events and current and forecasted economic conditions. The allowance is calculated quarterly for each loan type based on its unique inputs. The Company uses the discounted cash flow model to assess expected credit loss.

Mortgage loans – On an ongoing basis, mortgage loans with dissimilar risk characteristics (i.e., loans with significant declines in credit quality) and collateral dependent mortgage loans (i.e., when the borrower is experiencing financial difficulty, including when foreclosure is probable) may be evaluated individually for credit loss. The allowance for credit losses for loans evaluated individually is established using the same methodologies for the overall portfolio except for collateral dependent loans.

The allowance for a collateral dependent loan, which is typically a mortgage loan, is established as the excess of amortized cost over the estimated fair value of the loan’s underlying collateral, less selling cost when foreclosure is reasonably possible or probable. Accordingly, the change in the estimated fair value of collateral dependent loans is recorded as a change in the allowance for credit losses which is recorded on a quarterly basis as a charge or credit to earnings.

The Company’s mortgage loans are primarily originated and are not purchased in the secondary market; as such, the mortgage loans would not generally be subject to purchased credit deteriorated considerations.

Deferred policy acquisition costs (“DAC”) are capitalized costs related directly to the successful acquisition of new or renewal insurance contracts. Significant costs are incurred to successfully acquire insurance, reinsurance, and annuity contracts, including commissions and certain underwriting, policy issuance, and processing expenses.

Insurance contracts are grouped into cohorts by contract type and issue year consistent with estimating the associated liability for future policy benefits. DAC is amortized on constant level basis for the grouped contracts over the expected term of the related contracts to approximate straight-line amortization. DAC will be amortized over the bases on a straight-line basis, all of which provide a constant level representation of contract term.

Product(s)	Amortization base
Traditional life products	Nominal face amount
Life contingent payout annuities	Annualized benefit amount in force
Health products	Original annual premium
Fixed deferred annuities, fixed index annuities, variable annuities	Policy count
Universal life products	Initial face amount
Property and Casualty	Earned premium

The Company reviews and updates actuarial experience assumptions (such as mortality, surrenders, lapse and premium persistency) serving as inputs to the models that establish the expected life for DAC and other actuarial balances during the third quarter of each year, or more frequently if evidence suggests assumptions should be revised. The Company makes model refinements as necessary, and any changes resulting from these assumption updates are applied prospectively. Amortization of DAC is included in the “Net change in deferred policy acquisition costs” on the statement of operations.

For short-duration contracts, DAC is grouped consistent with the manner in which insurance contracts are acquired, serviced, and measured for profitability and is reviewed for recoverability based on the profitability of the underlying insurance contracts. Investment income is anticipated in assessing the recoverability of DAC for short-duration contracts.

Prior to the adoption of LDTI, DAC was amortized with interest over gross profits or premiums with retrospective and prospective unlocking through the statements of operations. Actual and projected deferrals were included in the ratio of the value of deferrable expenses to the value of estimated gross profits. Additionally, DAC was subject to loss recognition testing with changes recognized in the statements of operations, while shadow DAC adjustments for unrealized gains and losses were recognized in the statements of comprehensive income.

Value of business acquired (“VOBA”) is an intangible asset or liability resulting from a business combination that represents the difference between the policyholder liabilities measured in accordance with the acquiring company’s accounting policies and the estimated fair value of the same acquired policyholder liabilities in-force at the acquisition date. VOBA can be either positive or negative. Positive VOBA is recorded as a component of DAC in the statements of financial position. Negative VOBA occurs when the estimated fair value of in-force contracts in a life insurance company acquisition is less than the amount recorded as insurance contract liabilities, and is recorded in the “Future policy benefits” in the statements of financial position.

Future policy benefits (“FPB”) is calculated as the present value of expected future policy benefits to be paid or on behalf of policyholders and certain related expenses, reduced by the present value of expected net premiums to be collected from policyholders. Principal assumptions used in the establishment of the FPB mortality, lapse, incidence, terminations, claim-related expenses and other contingent events are appropriate to the respective product type. The Company groups contracts into annual cohorts based on product type and contract inception date for the purposes of calculating the liability for future policy benefits.

The Company updates its estimate of cash flows over the entire life of a group of contracts using actual historical experience and current future cash flow assumptions. The Company reviews and updates cash flow assumptions at least annually, and at the same time every year by cohort or product. The Company also reviews more frequently and updates its cash flow assumptions during an interim period if evidence suggests cash flow assumptions should be revised. Assumption revisions will be reflected in the net premium ratio and FPB calculation in the quarter in which assumptions are revised. The change in the liability due to actual experience is recognized in “Policyholder benefits and claims incurred” in the statements of operations.

The change in FPB that is recognized in “Policyholder benefits and claims incurred” in the statement of operations is calculated using a locked-in discount rate. The Company measures the FPB at each reporting period using both the locked-in discount rate and the current discount rate curves. For contracts issued subsequent to the transition date of LDTI, the upper-medium grade discount rate used for interest accretion is locked in for the cohort and represents the original discount rate at the issue date of the underlying contracts.

The FPB for all cohorts is remeasured to a current upper-medium grade discount rate at each reporting date through other comprehensive income. The Company generally interprets the original discount rate to be a rate comparable to that of a U.S. corporate single A rate that reflects the duration characteristics of the liability. The upper-medium grade discount rate is determined using observable market data, including published upper-medium grade discount curves. In situations where market data for an upper-medium grade discount curve is not available (e.g., in certain foreign jurisdictions), spreads are applied to adjust the available observable market data to an upper-medium grade discount curve. For certain long-tailed life insurance liabilities with expected future cash flows longer than the last observable tenor (30 years), the discount rate for future cash flows beyond 30 years will be held constant at the ultimate (30 years) observable forward rate.

Prior to the transition date of LDTI, a cohort level locked-in discount rate was developed to reflect the interest accretion rates that were locked in at the inception of the underlying contracts. Should the present value of actual and future expected benefits less transition FPB balance exceed the present value of actual and future expected gross premiums, the net premium ratio will be capped at 100% and a gross premium FPB will be held.

The immediate charge will be the amount by which the uncapped net premium ratio exceeds 100% times the present value of future expected gross premium. This assessment will be performed at the cohort level. The Company periodically reviews its estimates of actuarial liabilities for future policy benefits and compares them with its actual experience. Differences between actual experience and the assumptions used in pricing these policies, guarantees and riders and in the establishment of the related liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the statements of operations in the period in which the changes occur.

Prior to the transition date of LDTI, net premium liability was recognized with locked-in assumptions at issue with no retrospective unlocking. The assumptions included adverse deviation and incorporated discounts at the Company’s expected earned rate less adverse deviation, with losses being recognized at an aggregate block level.

Deferred Profit Liability (“DPL”)

For limited-payment products, gross premiums received in excess of net premiums are deferred at initial recognition as a DPL. Gross premiums are measured using assumptions consistent with those used in the measurement of the liability for future policy benefits, including discount rate, mortality, lapses and expenses.

The DPL is amortized and recognized as “Policyholder benefits and claims incurred” in the statements of operations in proportion to expected future benefit payments from annuity contracts. Interest is accreted on the balance of the DPL using the discount rate determined at contract issuance. The Company reviews and updates its estimate of cash flows from the DPL at the same time as the estimates of cash flows for the liability for future policy benefits. When cash flows are updated, the updated estimates are used to recalculate the DPL at contract issuance. The recalculated DPL as of the beginning of the current reporting period is compared to the carrying amount of the DPL as of the beginning of the current reporting period, and any difference is recognized as “Policyholder benefits and claims incurred” in the statements of operations.

DPL is recorded in future policy benefits and included as a reconciling item within the disaggregated rollforwards. Prior to the adoption of LDTI, the Company evaluates the actual claims experience and expenses related to insurance contracts. These evaluations are compared to the initial estimates, and adjustments are made to the DPL to ensure it appropriately reflects the Company’s obligations and the profitability of the contracts.

Policyholders’ account balances (“PAB”) represent the contract value that has accrued to the benefit of the policyholders related to universal-life and investments-type contracts. For fixed products, these are generally equal to the accumulated deposits plus interest credited, reduced by withdrawals, payouts and accumulated policyholder assessments. Indexed product account balances are equal to the sum of host and embedded derivative reserves computed. Changes in the fair value of the embedded derivative are included in the “Interest sensitive contract benefits” in the statements of operations.

Liabilities for unpaid claims and claim adjustment expenses (“CAE”) are established to provide for the estimated costs of paying claims. These reserves include estimates for both case reserves and incurred but not reported claims (“IBNR”) liabilities. Case reserves include the liability for reported but unpaid claims. IBNR liabilities include a provision for potential development on case reserves, losses on claims currently closed which may reopen in the future, as well as IBNR claims. These liabilities also include an estimate of the expense associated with settling claims, including legal and other fees, and the general expenses of administering the claims adjustment process.

Liabilities for unpaid claims and claim adjustment expenses for health and property and casualty insurance are included in “Policy and contract claims” in the statements of financial position.

Market risk benefits (“MRB”), which are contracts or contract features that provide protection to the policyholder from other-than-nominal capital market risk and expose the Company to other-than-nominal capital market risk, are measured at fair value, at the individual contract level. The periodic change in fair value is recognized in earnings with the exception of the periodic change in fair value related to the instrument-specific credit risk, which is recognized in other comprehensive income. The Company classifies the Lifetime Income Rider (“LIR”) as an MRB. The LIR is a rider offering guaranteed minimum withdrawal benefits type benefits available on certain fixed indexed annuity products.

Total attributed fees will include explicit rider fees and will not be negative or exceed total contract fees and assessments collectible from the contract holder. There are only rider charges and surrender charges. Surrender charges will not be included in the fair value measurement, as surrender charges do not fund any future benefits. Cash flows are projected using risk-neutral scenarios generated by the Company.

The actuarial assumptions used in the MRB calculation are the Company’s best estimate assumptions. Assumptions are adjusted to reflect fair value by applying a margin for non-hedgeable risk and an adjustment for own credit spread through the discount rate. The risk-free discount rate is the scenario specific US treasury rate. Market risk benefits with positive values are recorded as “Market risk benefits, at estimated fair value” assets and negative fair values are reported as “Market risk benefits, at estimated fair value” liabilities in the statements of financial position.

Prior to the adoption of LDTI, valuation methodologies varied depending on the type of guarantee with all the measurement impacts through the statements of operations.

Participating insurance policies: for the majority of participating business, profits earned are reserved for the payment of dividends to policyholders, except for the stockholders’ share of profits on participating policies, which is limited to the greater of 10% of the profit on participating business, or 50 cents per thousand dollars of the face amount of participating life insurance in-force. Participating policyholders’ interest includes the accumulated net income from participating policies reserved for payment to such policyholders in the form of dividends (less net income allocated to stockholders as indicated above) as well as a pro rata portion of unrealized investment gains (losses).

For all other participating business, the allocation of dividends to participating policy owners is based upon a comparison of experienced rates of mortality, interest and expenses, as determined periodically for representative plans of insurance, issue ages and policy durations, with the corresponding rates assumed in the calculation of premiums.

It is included within “Other policyholder funds” in the statements of financial position.

Forward-Looking Information

In addition to historical information, this MD&A contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information may relate to the Company’s outlook and anticipated events or results and may include information regarding the financial position, business strategy, growth strategy, budgets, operations, financial results, taxes, dividends, distributions, plans and objectives of the Company. Particularly, information regarding future results, performance, achievements, prospects or opportunities of the Company or the Canadian, U.S. or international markets is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

We caution that the factors that could cause our actual results to vary from our forward-looking statements described in this MD&A are not exhaustive. The forward-looking statements represent our views as of the date of this MD&A and should not be relied upon as representing our views as of any date subsequent to the date of this MD&A. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law.